Gates Industrial Reports Fourth-Quarter and Full-Year 2021 Results
Denver, CO, February 7, 2022
Fourth-Quarter 2021 Highlights
◦Net sales up 2.7%, including core revenue growth of 3.4%, compared to the prior-year period.
◦Net income attributable to shareholders of $62.7 million, or $0.21 per diluted share.
◦Adjusted Net Income of $92.7 million, or $0.31 per diluted share.
◦Adjusted EBITDA of $139.6 million.
◦Net cash provided by operations of $168.9 million with capital expenditures of $23.0 million, resulting in Free Cash Flow of $145.9 million and a conversion rate of 157.4% of Adjusted Net Income.
◦Net leverage reduced to 2.6x compared to 4.3x in the prior-year period.

Full-Year 2021 Highlights
◦Net sales up 24.4%, including core revenue growth of 21.7%, compared to the prior year.
◦Net income attributable to shareholders of $297.1 million, or $1.00 per diluted share.
◦Adjusted Net Income of $408.1 million, or $1.37 per diluted share.
◦Adjusted EBITDA of $735.8 million.
◦Initiating Full-Year 2022 guidance.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific power transmission and fluid power solutions, today reported results for the fourth quarter and full year ended January 1, 2022.
Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “The fourth quarter marked the conclusion of a year in which we delivered excellent financial results, driven by the efforts and perseverance of our Gates associates around the world. Our investments in materials science, innovation and our targeted growth initiatives demonstrated solid progress and we are accelerating the shift of our revenue towards higher-growth end markets, particularly those with clear secular tailwinds.”
Jurek continued, “Underlying demand and order trends remained strong, channel inventories remain relatively lean and our global backlog rose to a record level. We prioritized supporting our customers, navigating significant inflation and challenges related to material, labor and freight availability, and the resulting operational inefficiencies. Although we expect these external challenges to continue in the near term, we believe the actions we have taken position us well to deliver another year of profitable growth in 2022. Moreover, our balance sheet and cash profile provide flexibility around capital allocation, including the potential to supplement our organic growth. Our business is on strong footing and we believe the investments we have made provide a foundation for substantial opportunity moving forward.”

Fourth-Quarter and Full-Year Financial Results
Fourth-quarter net sales of $815.6 million increased 2.7% over the prior-year quarter net sales of $794.2 million, including a 3.4% core revenue increase and an unfavorable foreign currency impact of 0.7%. The year-over-year core growth was driven by strong performance in our industrial end markets, with the Mobility & Recreation and Diversified Industrial end markets having the most significant growth.
Full-year net sales were $3,474.4 million, an increase of 24.4% over prior-year net sales of $2,793.0 million. Core revenue increased 21.7%, which was driven by broad strength across end markets and regions. From an end market perspective, Mobility & Recreation and Diversified Industrial had the most significant core revenue growth. Sales into replacement and first-fit channels saw similar levels of strong core growth, while developed markets outperformed emerging markets.
Net income attributable to shareholders in the fourth quarter was $62.7 million, or $0.21 per diluted share, compared to net income attributable to shareholders of $24.3 million, or $0.08 per diluted share, in the prior-year period. Adjusted Net Income was $92.7 million, or $0.31 per diluted share, compared to $57.7 million, or $0.20 per diluted share, in the prior-year period. The diluted weighted-average number of shares outstanding in the fourth quarter of 2021 was 297,703,904 compared to 293,163,825 in the fourth quarter of 2020.
Net income attributable to shareholders in 2021 was $297.1 million, or $1.00 per diluted share, compared to net income attributable to shareholders of $79.4 million, or $0.27 per diluted share, in the prior year. Adjusted Net Income was $408.1 million, or $1.37 per diluted share, compared to $204.5 million, or $0.70 per diluted share, in the prior year. The diluted weighted-average number of shares outstanding in 2021 was 297,294,075 compared to 292,115,964 in 2020.
Fourth-quarter Adjusted EBITDA was $139.6 million, or 17.1% of net sales, compared to $162.6 million, or 20.5% of net sales in the prior-year quarter, representing a year-over-year Adjusted EBITDA margin decline of 340 basis points. This margin headwind was a result of price/cost and operational inefficiencies stemming from challenges related to material and labor availability.
Full-year 2021 Adjusted EBITDA was $735.8 million, or 21.2% of net sales, compared to $506.6 million, or 18.1% of net sales in the prior year, representing Adjusted EBITDA growth and margin expansion of 45.2% and 310 basis points, respectively. The growth in Adjusted EBITDA was a result of higher volumes, pricing, productivity initiatives and restructuring benefits, which offset inflation and costs related to challenges in material and labor availability.

Power Transmission Segment Results

	For the three months ended
(USD in millions)	January 1, 2022	January 2, 2021	% Change	% Core Change
Net sales	$518.8	$519.8	(0.2%)	0.9%
Adjusted EBITDA	$95.1	$116.5	(18.4%)
Adjusted EBITDA margin	18.3%	22.4%	(410 bps)

	For the year ended
(USD in millions)	January 1, 2022	January 2, 2021	% Change	% Core Change
Net sales	$2,216.3	$1,800.2	23.1%	20.4%
Adjusted EBITDA	$500.6	$353.0	41.8%
Adjusted EBITDA margin	22.6%	19.6%	300 bps
Fourth-quarter Power Transmission net sales decreased 0.2% to $518.8 million compared to the prior-year quarter, reflecting a core revenue increase of 0.9% offset by 1.1% of unfavorable foreign currency effects. Core growth was driven by the Industrial end markets, with Mobility & Recreation, Diversified Industrial and Off-Highway having the strongest performance.
Full-year 2021 Power Transmission net sales increased 23.1% compared to the prior year, including a core revenue increase of 20.4% and 2.7% of favorable foreign currency effects. Core growth was driven by the Industrial end markets, with Mobility & Recreation, Diversified Industrial and On-Highway having the strongest performance.
Fourth-quarter Adjusted EBITDA margin declined by 410 basis points compared to the prior-year quarter, reflecting price/cost headwinds, inefficiencies from production input availability challenges and investments made to support our focused growth initiatives. Full-year 2021 Adjusted EBITDA margin expanded by 300 basis points compared to the prior year, driven by higher volumes, productivity initiatives and restructuring benefits.
Fluid Power Segment Results

	For the three months ended
(USD in millions)	January 1, 2022	January 2, 2021	% Change	% Core Change
Net sales	$296.8	$274.4	8.2%	8.1%
Adjusted EBITDA	$44.5	$46.1	(3.5%)
Adjusted EBITDA margin	15.0%	16.8%	(180 bps)

	For the year ended
(USD in millions)	January 1, 2022	January 2, 2021	% Change	% Core Change
Net sales	$1,258.1	$992.8	26.7%	24.0%
Adjusted EBITDA	$235.2	$153.6	53.1%
Adjusted EBITDA margin	18.7%	15.5%	320 bps
Fourth-quarter Fluid Power net sales increased 8.2% to $296.8 million compared to the prior-year quarter, reflecting a core revenue increase of 8.1% and an additional 0.1% of favorable foreign currency effects. The segment’s core revenue growth was led by the Diversified Industrial end markets and also included notable acceleration in the Energy end market.

Full-year 2021 Fluid Power net sales increased 26.7% compared to the prior year, including a core revenue increase of 24.0% and 2.7% of favorable foreign currency effects. Core growth was driven by broad strength across Industrial end markets, with Diversified Industrial, Off-Highway and On-Highway having the strongest performance.
Fourth-quarter Adjusted EBITDA margin declined by 180 basis points compared to the prior-year quarter, reflecting price/cost headwinds and inefficiencies from production input availability challenges. Full-year 2021 Adjusted EBITDA margin expanded by 320 basis points compared to the prior year, driven by higher volumes, productivity initiatives and restructuring benefits.
Liquidity and Capital Resources
During the fourth quarter of 2021, the Company generated $168.9 million of cash from operations. Fourth-quarter capital expenditures increased to $23.0 million from $21.8 million in the prior-year period.
As of January 1, 2022, the Company had total cash of $658.2 million and total outstanding debt of $2.6 billion, representing a net leverage ratio of 2.6 times the last twelve months’ Adjusted EBITDA compared to 4.3 times at the end of the fourth quarter of 2020.
Outlook
The Company is introducing its full-year 2022 outlook, with core revenue expected to grow in the range of 5% to 9%, and Adjusted EBITDA expected in the range of $755 million to $805 million. Additionally, the Company is introducing full-year guidance for Adjusted Earnings per Share, which it expects to be between $1.20 to $1.30, including tax and other headwinds of $0.27 per share at the midpoint of the range, primarily due to benefits from certain discrete tax items in 2021. The Company expects total capital expenditures in the range of $100 million to $120 million and Free Cash Flow Conversion to be greater than 90% of Adjusted Net Income.

Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 10:00 am ET to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial’s website at investors.gates.com. For those unable to access the webcast, the conference call can be accessed by dialing (888) 414-4601 (domestic) or +1 (646) 960-0313 (international) and requesting the Gates Industrial Corporation Fourth Quarter 2021 Earnings Conference Call or providing Conference ID: 5772067. An audio replay of the conference call can be accessed by dialing (800) 770-2030 (domestic) or +1 (647) 362-9199 (international) and providing the passcode 5772067, or by accessing Gates Industrial’s website at investors.gates.com.
About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment (“first-fit”) manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in more than 130 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include, but are not limited to, statements related to expectations regarding the performance of the Company’s business, including growth initiatives, margin expansion and cash generation, new product and productivity improvements, expectations regarding external operating challenges (including inflation, supply chain, logistical and labor challenges) and the success of mitigating actions, our ability to remain price/cost positive, the success of our additional suppliers and material substitutions, liquidity and capital resources including deleveraging and our capital allocation flexibility, and the statements in the “Outlook” section of this press release. Such forward-looking statements are subject to various risks and uncertainties, including, among others, the uncertainties relating to the impact of the COVID-19 pandemic and uncertainty regarding recovery from the pandemic and associated governmental measures on the Company's business, operations, employees, financial condition and results of operations, risks inherent to the manufacturing industry, macroeconomic factors beyond the Company’s control such as end-market recovery, supply chain issues, raw material and wage inflation and labor shortages, continued operation of our manufacturing facilities, our ability to forecast and meet demand, market acceptance of new products, and the significant influence of the Company’s majority shareholders, investment funds affiliated with Blackstone Inc. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021, filed with the Securities and Exchange Commission (“SEC”), as such factors may be further updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to update or supplement any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Gates Industrial Corporation plc
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Year ended
(USD in millions, except per share amounts)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net sales	$815.6	$794.2	$3,474.4	$2,793.0
Cost of sales	529.3	492.4	2,135.2	1,758.3
Gross profit	286.3	301.8	1,339.2	1,034.7
Selling, general and administrative expenses	209.5	205.2	852.7	776.9
Transaction-related expenses	0.9	—	3.7	5.2
Asset impairments	0.6	0.1	0.6	5.2
Restructuring (income) expenses	(1.1)	10.9	7.4	37.3
Other operating expenses (income)	0.5	0.2	(9.3)	(1.0)
Operating income from continuing operations	75.9	85.4	484.1	211.1
Interest expense	32.7	45.0	133.5	154.3
Other expenses (income)	1.4	(4.3)	0.9	(14.2)
Income from continuing operations before taxes	41.8	44.7	349.7	71.0
Income tax (benefit) expense	(29.4)	12.2	18.4	(19.3)
Net income from continuing operations	71.2	32.5	331.3	90.3
Loss on disposal of discontinued operations	0.1	—	—	0.3
Net income	71.1	32.5	331.3	90.0
Less: non-controlling interests	8.4	8.2	34.2	10.6
Net income attributable to shareholders	$62.7	$24.3	$297.1	$79.4

Earnings per share
Basic
Earnings per share from continuing operations	$0.22	$0.08	$1.02	$0.27
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.21	$0.08	$1.02	$0.27

Diluted
Earnings per share from continuing operations	$0.21	$0.08	$1.00	$0.27
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.21	$0.08	$1.00	$0.27

Gates Industrial Corporation plc
Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of January 1, 2022	As of January 2, 2021
Assets
Current assets
Cash and cash equivalents	$658.2	$521.4
Trade accounts receivable, net	708.1	695.0
Inventories	682.6	508.2
Taxes receivable	19.1	28.6
Prepaid expenses and other assets	210.7	153.4
Total current assets	2,278.7	1,906.6
Non-current assets
Property, plant and equipment, net	670.3	705.0
Goodwill	2,063.0	2,120.2
Pension surplus	75.5	69.3
Intangible assets, net	1,642.2	1,788.6
Right-of-use assets	124.2	120.9
Taxes receivable	15.7	26.5
Deferred income taxes	639.3	672.6
Other non-current assets	24.1	16.6
Total assets	$7,533.0	$7,426.3
Liabilities and equity
Current liabilities
Debt, current portion	$38.1	$42.7
Trade accounts payable	506.6	417.4
Taxes payable	34.1	14.0
Accrued expenses and other current liabilities	277.1	252.2
Total current liabilities	855.9	726.3
Non-current liabilities
Debt, less current portion	2,526.5	2,666.0
Post-retirement benefit obligations	106.2	142.5
Lease liabilities	116.4	113.6
Taxes payable	103.7	111.5
Deferred income taxes	283.7	360.4
Other non-current liabilities	59.2	121.0
Total liabilities	4,051.6	4,241.3
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 291,282,137 (January 2, 2021: authorized shares: 3,000,000,000; outstanding shares: 290,853,067)	2.9	2.9
—Additional paid-in capital	2,484.1	2,456.8
—Accumulated other comprehensive loss	(825.2)	(805.4)
—Retained earnings	1,437.9	1,151.4
Total shareholders’ equity	3,099.7	2,805.7
Non-controlling interests	381.7	379.3
Total equity	3,481.4	3,185.0
Total liabilities and equity	$7,533.0	$7,426.3

Gates Industrial Corporation plc
Consolidated Statements of Cash Flows
(Unaudited)

	Year ended
(USD in millions)	January 1, 2022	January 2, 2021
Cash flows from operating activities
Net income	$331.3	$90.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	222.6	218.6
Foreign exchange and other non-cash financing expenses	33.2	18.9
Share-based compensation expense	24.6	19.8
Decrease in post-employment benefit obligations, net	(14.7)	(12.4)
Deferred income taxes	(94.3)	(47.7)
Asset impairments	2.0	6.6
Other operating activities	3.7	9.1
Changes in operating assets and liabilities:
—(Increase) decrease in accounts receivable	(22.3)	9.7
—Increase in inventories	(192.4)	(22.1)
—Increase in accounts payable	99.6	28.6
—(Increase) decrease in prepaid expenses and other assets	(41.3)	6.8
—Increase (decrease) in taxes payable	38.7	(48.1)
—(Decrease) increase in other liabilities	(8.3)	31.2
Net cash provided by operating activities	382.4	309.0
Cash flows from investing activities
Purchases of property, plant and equipment	(77.7)	(58.2)
Purchases of intangible assets	(9.3)	(9.2)
Cash paid under corporate-owned life insurance policies	(11.2)	(10.9)
Cash received under corporate-owned life insurance policies	2.4	1.5
Other investing activities	9.8	(0.7)
Net cash used in investing activities	(86.0)	(77.5)
Cash flows from financing activities
Issuance of shares	4.6	3.1
Repurchase of shares	(10.6)	—
Payments of long-term debt	(91.0)	(331.2)
Debt issuance costs paid	(11.7)	(0.3)
Dividends paid to non-controlling interests	(26.6)	(19.0)
Other financing activities	(13.3)	(6.4)
Net cash used in financing activities	(148.6)	(353.8)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(11.0)	9.8
Net increase (decrease) in cash and cash equivalents	136.8	(112.5)
Cash and cash equivalents and restricted cash at the beginning of the period	524.1	636.6
Cash and cash equivalents and restricted cash at the end of the period	$660.9	$524.1
Supplemental schedule of cash flow information
Interest paid	$121.2	$135.7
Income taxes paid	$83.0	$60.4
Accrued capital expenditures	$1.0	$1.0

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our total profitability on a basis that is consistent with that of our operating segments. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.
Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals, where applicable. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation. Free Cash Flow is a non-GAAP measure that represents net cash provided by operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow expressed as a percentage of Adjusted Net Income. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
Management uses Net Leverage as a measure of our liquidity and in assessing the strength of our balance sheet. Net Leverage is a non-GAAP measure that represents the number of times by which net debt (principal amount of debt less cash and cash equivalents) exceeds Adjusted EBITDA for the last twelve months of the applicable period.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended		Year ended
(USD in millions)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net income from continuing operations	$71.2	$32.5	$331.3	$90.3
Adjusted for:
Income tax (benefit) expense	(29.4)	12.2	18.4	(19.3)
Net interest and other expenses	34.1	40.7	134.4	140.1
Depreciation and amortization	55.2	55.4	222.6	218.6
Transaction-related expenses (1)	0.9	—	3.7	5.2
Asset impairments	0.6	0.1	0.6	5.2
Restructuring (income) expenses (2)	(1.1)	10.9	7.4	37.3
Share-based compensation expense	6.1	6.3	24.6	19.8
Sponsor fees (included in other operating expenses) (3)	—	—	—	1.9
Inventory impairments (included in cost of sales)	1.3	—	1.4	1.4
Severance expenses (included in cost of sales)	—	0.1	—	1.0
Severance expenses (included in SG&A)	0.2	4.2	0.7	8.0
Other items not directly related to current operations (4)	0.5	0.2	(9.3)	(2.9)
Adjusted EBITDA	$139.6	$162.6	$735.8	$506.6

(1)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring (income) expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.
(4)	During the year ended January 1, 2022 other items not directly related to current operations included a $9.3 million net gain on the sale of a purchase option on a building that we lease in Europe.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended		Year ended
(USD in millions, except share numbers and per share amounts)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net income attributable to shareholders	$62.7	$24.3	$297.1	$79.4
Adjusted for:
Loss on disposal of discontinued operations	0.1	—	—	0.3
Amortization of intangible assets arising from the 2014 acquisition of Gates	29.8	29.9	120.3	117.5
Transaction-related expenses (1)	0.9	—	3.7	5.2
Asset impairments	0.6	0.1	0.6	5.2
Restructuring (income) expenses (2)	(1.1)	10.9	7.4	37.3
Share-based compensation expense	6.1	6.3	24.6	19.8
Sponsor fees (included in other operating expenses) (3)	—	—	—	1.9
Inventory impairments (included in cost of sales)	1.3	—	1.4	1.4
Adjustments relating to post-retirement benefits	(1.1)	(1.9)	(4.6)	(4.5)
Financing-related FX losses (gains)	2.5	(1.3)	7.6	(5.3)
Other adjustments (4)	(1.6)	2.7	(18.4)	(11.5)
Estimated tax effect of the above adjustments	(7.5)	(13.3)	(31.6)	(42.2)
Adjusted Net Income	$92.7	$57.7	$408.1	$204.5

Diluted weighted-average number of shares outstanding	297,703,904	293,163,825	297,294,075	292,115,964
Adjusted Net Income per diluted share	$0.31	$0.20	$1.37	$0.70

(1)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring (income) expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.
(4)
During the year ended January 1, 2022, other adjustments included a $9.3 million net gain on the sale of a purchase option on a building that we lease in Europe. During the year ended January 2, 2021, other adjustments included $17.7 million in relation to the non-controlling interest share of the adjustments above, primarily restructuring expenses incurred in relation to the closure of our manufacturing facility in Korea.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Revenue Growth
(Unaudited)

	Three months ended January 1, 2022
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the three months ended January 1, 2022 (1)	$518.8	$296.8	$815.6
Impact on net sales of movements in currency rates	5.9	(0.1)	5.8
Core revenue for the three months ended January 1, 2022	$524.7	$296.7	$821.4

Net sales for the three months ended January 2, 2021	519.8	274.4	794.2
Increase in net sales on a core basis (core revenue)	$4.9	$22.3	$27.2

Core revenue growth	0.9%	8.1%	3.4%

	Year ended January 1, 2022
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the year ended January 1, 2022	$2,216.3	$1,258.1	$3,474.4
Impact on net sales of movements in currency rates	(49.2)	(27.1)	(76.3)
Core revenue for the year ended January 1, 2022	$2,167.1	$1,231.0	$3,398.1

Net sales for the year ended January 2, 2021	1,800.2	992.8	2,793.0
Increase in net sales on a core basis (core revenue)	$366.9	$238.2	$605.1

Core revenue growth	20.4%	24.0%	21.7%

(1)	Throughout this document the terms "net sales" and "revenue" are used interchangeably in reference to the GAAP measure "net sales."

Gates Industrial Corporation plc
Reconciliation of Free Cash Flow and Free Cash Flow Conversion
(Unaudited)

	Three months ended		Year ended
(USD in millions)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net cash provided by operating activities	$168.9	$181.5	$382.4	$309.0
Capital expenditures (1)	(23.0)	(21.8)	(87.0)	(67.4)
Free Cash Flow	$145.9	$159.7	$295.4	$241.6

(1)	Capital expenditures represent purchases of property, plant and equipment and purchases of intangible assets.

	Year ended
(USD in millions)	January 1, 2022	January 2, 2021
Free Cash Flow	$295.4	$241.6
Adjusted Net Income	$408.1	$204.5
Free Cash Flow Conversion	72.4%	118.1%

Reconciliation to Net Leverage
(Unaudited)

	Year ended
(USD in millions)	January 1, 2022	January 2, 2021
Total principal amount of debt	$2,579.2	$2,720.8
Less: Cash and cash equivalents	658.2	521.4
Net debt	$1,921.0	$2,199.4

Adjusted EBITDA	$735.8	$506.6

Net Leverage	2.6 x	4.3 x

Source: Gates Industrial Corporation plc

Contact
Bill Waelke
(303) 744-4887
investorrelations@gates.com